EXHIBIT 99.5

                           AZTEK TECHNOLOGIES INC.
                      Consolidated Financial Statements
                 For the years ended June 30, 1998 and 1997

                                                             Contents
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Auditors' Report . . . . . . . . . . . . . . . . . . . . . . . . .  2

Consolidated Financial Statements

      Consolidated Balance Sheets . . . . . . . . . . . . . . . . . 3

      Consolidated Statements of Operations and Deficit . . . . . . 4

      Consolidated Statements of Changes in Financial Position  . . 5

      Summary of Significant Accounting Policies. . . . . . . . 6 - 7

      Notes to Consolidated Financial Statements. . . . . . .  8 - 14

<AUDIT-REPORT>

              [Letterhead of BDO Dunwoody Chartered Accountants]
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                                                              Auditor's Report

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To the Shareholders of
Aztek Technologies Inc.

We have audited the consolidated balance sheets of Aztek Technologies Inc. as at June 30, 1998 and 1997 and the consolidated statements of operations and deficit and changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 1998 and 1997 and the results of its operations and the changes in its financial position for the years then ended in accordance with generally accepted accounting principles. As required by the British Columbia Companies Act we report that, in our opinion, these principles have been applied on a consistent basis.
"BDO Dunwoody "
Chartered Accountants
Penticton, British Columbia
July 10, 1998
</AUDIT-REPORT>
______________________________________________________________________________

                                  Canada - United States Reporting Differences
______________________________________________________________________________

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the shareholders dated July 10, 1998 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditor's report when these are adequately disclosed in the financial statements.

"BDO Dunwoody "
Chartered Accountants
Penticton, British Columbia
July 10, 1998

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                                                       Aztek Technologies Inc.
                                                   Consolidated Balance Sheets


June 30                                               1998               1997
------------------------------------------------------------------------------
Assets

Current
     Cash                                       $       2,957 $      20,232
     Accounts receivable                               67,693        56,642
     Prepaid expenses                                   1,904         1,536
                                                   ----------    ----------
                                                       72,554        78,410
Capital Assets (Note 2)                               105,860       151,292
Goodwill (Note 3)                                           -           417
                                                   ----------    ----------
                                                $     178,414 $     230,119
                                                   ==========    ==========
Liabilities and Shareholders' Deficiency
Current
    Accounts payable and
          accrued liabilities - trade           $     222,326 $     122,971
    Accounts payable and accrued
      liabilities - officers and directors             64,840         5,693
     Deferred revenue                                 103,991       138,781
     Current portion of amounts
       due to related parties                               -       166,241
     Current portion of royalties payable             100,000        70,000
     Current portion of obligation under
          capital lease                                33,095        43,553
                                                   ----------    ----------
                                                      524,252       547,239

Due to related parties (Note 4)                       132,707         3,689
Royalties payable (Note 5)                                  -        30,000
Obligation under capital lease (Note 6)                   800        33,632
                                                   ----------    ----------
                                                      657,759       614,560
Shareholders' deficiency
     Share capital (Note 7)
     Authorized
       100,000,000 common shares
       without par value
     Issued
       2,051,109 common shares
       (1997 - 1,904,244)                           4,179,522     3,909,000
     Deficit                                       (4,658,867)   (4,293,441)
                                                   ----------
----------
(479,345)     (384,441)
                                                   -----------   ----------
                                                $     178,414 $     230,119
                                                   ===========   ==========

Approved on behalf of the Board:

"Mike Sintichakis"     Director
        "              Director

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                                                      Aztek Technologies Inc.
                            Consolidated Statements of Operations and Deficit

For the years ended June 30                         1998          1997
------------------------------------------------------------------------------
Revenue
  Maintenance and customization services        $     340,081 $     442,656
  Product Sales                                             - $      22,910
                                                   ----------    ----------
                                                      340,081       465,566
                                                   -----------   ----------

Cost of Revenue
  Contractor fees                                      13,935        49,407
  Product                                                   -        20,867
  Telephone                                             4,673        10,133
  Travel                                                    -         4,618
  Wages, salaries and benefits                         80,176        99,301
                                                   ----------    ----------
                                                       98,784       184,326
                                                   ----------    ----------
Gross it                                              241,297       281,240
                                                   ----------    ----------
Selling and administration expenses
  Advertising and promotion                             4,382        27,770
  Amortization                                         40,310        81,160
  Contractors fees                                     43,485       102,145
  Equipment leases                                     12,213        11,609
  Filing and transfer fees                              7,356        41,641
  Interest on long-term debt                           28,307        34,493
  Investor relations                                   32,309         6,000
  Management fees                                     199,589        91,122
  Office and administration                            23,606        42,823
  Professional fees                                    48,004        60,835
  Rent and property taxes                              53,055        52,277
  Selling and marketing                                 1,041        41,047
  Telephone                                            19,031        23,928
  Travel                                                5,227         3,541
  Utilities                                            23,049        20,975
  Wages, salaries and benefits                         65,759       198,781
                                                   ----------    ----------
                                                      606,723       840,147

Loss from operations                                 (365,426)     (558,907)
Deferred income taxes (recovery)                            -        (1,000)
                                                   ----------    ----------
Net loss for the year                                (365,426)     (557,907)

Deficit, beginning of year                         (4,293,441)   (3,735,534)
                                                   ----------    ----------
Deficit, end of year                            $  (4,658,867)$  (4,293,441)
                                                   ==========    ==========

Weighted average number of shares outstanding       1,534,974     1,468,176
                                                   ==========    ==========
Loss per share, basic                           $       (0.18)$       (0.38)
                                                   ==========    ==========

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                                                       Aztek Technologies Inc.
                      Consolidated Statements of Changes in Financial Position
For the years ended June 30                        1998           1997
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
Cash provided by (used in)
Operating activities
  Net loss for the year                         $    (365,426)$    (557,907)
  Items not involving cash
    Amortization                                       40,310        81,160
    Deferred income taxes (recovery)                        -        (1,000)
                                                   ----------    ----------
                                                     (325,116)     (477,747)

Decrease in deferred revenue - non-current                  -       (19,272)
Changes in non-cash working capital balances
  Accounts receivable                                 (11,051)       (2,130)
  Prepaid expenses                                       (368)          (96)
  Accounts payable                                     99,355        (8,733)
  Due to officer                                       59,147         5,332
  Deferred revenue                                    (34,790)       16,129
                                                   ----------    ----------
                                                     (212,823)     (491,853)
Financing activities
  Advances from related parties                       222,098             -
  Repayments to related parties                      (259,321)     (184,539)
  Capital lease repayments                            (43,290)      (34,290)
  Increase in capital lease obligation                      -        20,682
  Issuance of share capital                           270,522       754,870
                                                   ----------    ----------
                                                      190,009       556,723
                                                   ----------    ----------
Investing activities
  Acquisition of capital assets                          (866)      (57,271)
  Proceeds on disposal of capital assets                6,405             -
                                                   ----------    ----------
                                                        5,539       (57,271)
Increase (decrease) in cash                           (17,275)        7,599

Cash, beginning of year                                20,232        12,633
                                                   ----------    ----------
Cash, end of year                               $       2,957 $      20,232
                                                   ==========    ==========

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                                                       Aztek Technologies Inc.
                                    Summary of Significant Accounting Policies
June 30, 1998 and 1997
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Basis of Consolidation     These consolidated financial statements include
                           the accounts of the Company and its wholly-owned subsidiaries, S.T.A. North America Technologies
                           Inc. and Responseware Corp.

Use of Estimates           The consolidated financial statements of the
                           corporation have been prepared by management in accordance with generally accepted accounting principals in Canada. The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The financial statements have, in management's opinion, been properly prepared using careful judgment within reasonable limits of materiality and within the framework of the accounting policies summarized below.


Capital Assets and         Capital assets are recorded at cost.  Amortization
amortization               based on their estimated useful lives is as
                           follows:

                           Computer hardware - 30% diminishing balance basis Purchased Computer
                            software          - 30% diminishing balance basis
                           Furniture and
                            equipment         - 20% diminishing balance basis
                           Software license   - 33%  straight-line basis

                           Leasehold improvements are recorded at cost and are amortized using the straight-line method over a period of five years.

Assets under Capital       Assets under capital lease are recorded at cost.
Lease                      Amortization based on the estimated useful life of
                           the asset is as follows:

                           Computer hardware       - 20% straight-line basis

Goodwill Goodwill is recorded at cost. Amortization is provided as follows:

                           Goodwill                - 50% straight-line basis

Financial Instruments     The Company's financial instruments consist of cash,
                          accounts receivable, accounts payable and accrued liabilities, amounts due to related parties, royalties payable, and obligation under capital leases. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

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                                                       Aztek Technologies Inc.
                                    Summary of Significant Accounting Policies

June 30, 1998
------------------------------------------------------------------------------

Capitalized Software       Costs for developing computer software are Costs
Costs                      capitalized when technological feasibility has been
                           established for the computer software product.
                           Capitalization of computer software costs is discontinued when the products is available for general release to customers and such costs are amortized on a product-by-product basis over the estimated lives of the products. There are no capitalized costs in the accompanying financial statements.

                           Purchased computer software, which includes programs used for company management and software development are capitalized and amortized as disclosed in the capital assets and amortization significant accounting policy note.

Revenue Recognition        The Company licenses software under noncancellable
                           license agreements and provides maintenance services, consisting of product support services and periodic updates. License fee revenues are generally recognized when a noncancellable license agreement has been signed, the software product has been shipped, there are no uncertainties surrounding product acceptance, there are no significant vendor obligations, the fees are fixed and determinable, and collection is considered probable. Revenues from maintenance agreements are recognized ratably over the maintenance period, which in most instances is one year. Revenues for training or consulting services are recognized as services are performed.


Deferred Revenue           Deferred revenue is comprised of deferrals for
                           license fees, maintenance and other services.


Deferred Income Taxes      Deferred income taxes arise from the difference
                           between amortization for accounting purposes and capital cost allowance for income tax purposes.

Per Share Data             Share amounts for all periods presented reflect
                           restatement for the five-for-one stock split in December 1996. Basic loss per share is computed using the weighted average number of common shares outstanding during the respective years. Diluted loss per share has not been calculated due to the anti-dilutive effect.

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                                                       Aztek Technologies Inc.
                                    Notes to Consolidated Financial Statements
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June 30, 1998 and 1997
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1.     Operations

The Company has continued to incur operating losses and continues to have a working capital deficiency as at June 30, 1998. The future ability of the Company to realize its assets at the recorded amounts and discharge its liabilities in the normal course of business will depend upon its ability to obtain further financing and to attain profitable operations. It is not possible at this time to predict with assurance the outcome of these matters. Management intends to raise equity that would allow the Company to proceed with its business plan.

The company's primary business is that of developing and selling computer software and computer systems and providing support services for the company's computer software.
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2.     Capital Assets

                                         1998                             1997
                            --------------------------------------------------
                                         Accumulated              Accumulated
                            Cost         Amortization     Cost    Amortization
Computer hardware           $    93,884   $   78,845   $   93,017 $   72,771
Purchased Computer software     102,601       62,557      105,081     45,357
Leasehold improvements           19,972       17,242       23,898     14,028
Furniture and equipment          42,916       32,631       42,916     30,060
Software license                 16,000       16,000       16,000     14,666
Equipment under capital lease
  - Computer hardware           159,958      122,196      159,958    112,696
                                -------      -------      -------    -------
                            $   435,331   $  329,471   $  440,870 $  289,578
                                -------      -------      -------    -------
Net book value                            $  105,860              $
151,292
=======                 =======

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3.     Goodwill

                                            1998                          1997
                     ---------------------------------------------------------
                                        Accumulated                Accumulated
                                Cost   Amortization      Cost     Amortization
Goodwill                    $  191,660     $  191,660   $  191,660 $  191,243
                               -------        -------      -------
-------
Net book value              $        -                             $      417
                               =======        =======      =======    =======

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                                                       Aztek Technologies Inc.
                                    Notes to Consolidated Financial Statements

June 30, 1998 and 1997
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4.     Due to Related Parties

                                                 1998                    1997
Loans payable, without interest, and specific
repayment terms. Principal is not repayable
prior to July 1, 1999. It was not practical
to determine the fair value of this debt.          $  132,707       $    3,689

Note payable, repayable $1,507 monthly
including interest at 9% per annum and
collateralized by a general security
agreement. During the year a shares for debt
settlement agreement was entered into and
submitted to regulatory authorities for their
approval.                                                   -          166,241
                                                      -------          -------
                                                      132,707          169,930
Less current portion                                       -           166,241
                                                      -------          -------
                                                  $   132,707        $   3,689
                                                      =======          =======

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5. Royalties Payable

                                                  1998               1997
Royalties payable, royalties incurred in
a prior year's operations are repayable
$10,000 monthly, without interest, commencing
December 9, 1997.                                $  100,000     $    100,000
Less current portion                                100,000           70,000
                                                    -------          -------
                                                 $        -     $     30,000
                                                    -------          -------

As at June 30, 1998 the Company is in default on repayment and is negotiating a revised payment schedule. It is anticipated that this will not have an adverse effect on the Company's financial position or results of future operations.
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6. Obligation Under Capital Lease


                                                     1998             1997
Total minimum lease payments                     $  36,433       $   89,694
Less imputed interest                                2,538           12,509
                                                    ------           ------
Lease obligation                                    33,895           77,185
Less current portion                                33,095           43,553
                                                    ------           ------
                                                 $     800       $   33,632
                                                    ======           ======

Minimum lease payments on the capital lease obligations are 1999 - $35,620, 2000 - $813.

During the year interest expense of $10,252 (1997 - $18,240) was incurred on the obligation under capital lease.

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                                                       Aztek Technologies Inc.
                                    Notes to Consolidated Financial Statements

June 30, 1998 and 1997
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7.     Share Capital

     Authorized
     100,000,000 common shares without par value

                                     1998                                 1997

                                Number of                 Number of
                                   Shares       Amount       Shares     Amount
Issued and fully paid
  Balance, beginning of year  1,904,244 $  3,909,000    1,001,932 $  3,055,330
  Issued for cash
    Private placement                 -            -      400,000      620,000
    Exercise of warrants         47,400      104,280       28,600       65,560
    For escrow shares                 -            -      354,000        3,540
Issued for acquisition                -            -       30,000       30,000
Issued for debt settlement      120,465      166,242       89,712      134,570
Cancelled due to expiry
  of escrow agreement           (21,000)           -            -            -
                              ---------     ---------   ---------    ---------
  Balance, end of year        2,051,109  $  4,179,522   1,904,244 $  3,909,000
                              =========     =========   =========    =========


a) Escrow Shares - The issued share capital includes 354,000 escrow shares (1997 - 375,000). These shares will be released from escrow at the rate of 1 share for each $0.31 of cash flow from operations, as defined in the agreement. Any shares not released prior to September 17, 2001 will be cancelled and returned to treasury.

During the year ended June 30, 1998 21,000 shares, subject to a separate escrow agreement that expired October 27, 1997, were cancelled and returned to treasury.

b) Share Purchase Options - See Note 11 for additional information

                                                            1998          1997
Number of share purchase options, beginning of year      185,000             -
Number granted during the year                            40,000       185,000
                                                         -------
-------
Number of share purchase options, end of year            225,000       185,000

Options outstanding at June 30, 1998 are exercisable:
     185,000 at $1.82 per share, expiring March 20, 1999
     40,000 at $0.85 per share, expiring September 22, 1998

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                                                       Aztek Technologies Inc.
                                    Notes to Consolidated Financial Statements

June 30, 1998 and 1997
------------------------------------------------------------------------------

8.     Related Party Transactions


                                                        1998           1997
a. Accounts payable and amounts due to related parties
  include the following:
    Due to officers and directors-accounts payable   $    64,040   $     6,552
    Due to officers and directors-
         due to related parties                            5,607             -
    Due to a director's family members-
         accounts payable                                    800
169,071      Due to a director's family members-
         due to related parties                          127,100             -
   Amounts due to officers and directors, or their
family members that are recorded in accounts payable
arose as a result of those parties providing services
to the company.  These transactions are in the normal
course of operations and are measured at the exchange
value which is the amount of consideration established
and agreed to by the related parties at amounts that
approximate the value of services purchased from
arms-length parties.


b. Selling and administration expenses
     include the following:
   Interest paid to the spouse of a director               1,099        12,313
   Rent paid to a company controlled by the spouse
     of a director                                        13,500        13,500

These transactions are in the normal course of operations and are measured at the exchange value which is the amount of consideration established and agreed to by the related parties.

c.  Issuance of shares to President's wife in settlement of debt.
     During the year the company issued 120,465 common shares in settlement of a loan from the wife of the President of the company. The debt arose during the fiscal year ended June 30, 1996. At that time the company was unable to arrange debt financing from commercial lenders and therefore entered into a loan agreement with the wife of the President. The loan was provided on normal commercial terms. The loan was repayable $1,507 monthly, including interest at 9%. From July 1997 to the date of settlement, the company was unable to make payments for either interest or principal. The company and the
President's wife agreed to settle the full amount of the debt in exchange for issuance of common shares of the company. The shares were deemed issued at $1.38 per share, the average of the trading price of the shares for the ten days prior to the date of the agreement.

------------------------------------------------------------------------------
9.     Income Taxes

The company has losses available for income tax purposes totaling approximately $1,577,000. This amount can be used to reduce taxable income of future years and has not been recognized in the financial statements. The right to claim these losses expire as follows: 1999 - $89,000; 2000 - $76,000; 2001 - $376,000; 2002 - $131,000; 2003 - $101,000; 2004 - $479,000;
2005 - $325,000.

10.     Lease Commitments

The company has lease commitments for its premises and certain equipment which require minimum annual lease payments payable as follows:

                                     Year              Amount
                                     1999           $  45,442
                                     2000              27,504
                                     2001              10,158
                                                  -----------
                                                    $  83,104
                                                  ===========

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11.  Differences Between Canadian and United States Generally Accepted
Accounting Principles

Stock Based Compensation

As at June 30, 1998, the Company has a issued non-plan options which are described below.

During the year one-year non-plan option to purchase 40,000 shares at $1.40 were granted to an employee. These options were fully vested at the date of grant. In connection with this grant, there was no difference between the market price of the stock and the exercise price of the options on the date that the options were granted.

In preparing financial statements in accordance with United States Generally Accepted Accounting principles the Company is required to apply the disclosure requirements contained in U.S. Financial Accounting Standards board
SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the Company to include in the financial statements compensation costs for the fair value of stock options issued.

In calculating the benefit included in the following reconciliation, the Company has estimated the fair value of each stock option at the grant date by using the black-Scholes option-pricing model with the following weighted-average assumptions for grants in the year ended June 30,1998: no dividend yield percent; expected volatility of 142%; risk-free interest rate of 5.8%; and expected life of 1 year. Under the accounting provisions of SFAS No. 123, the Company's net loss and loss per share would have been increased to the amounts indicated below.

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Aztek Technologies Inc.
Notes to Consolidated Financial Statements
June 30, 1998 and 1997
------------------------------------------------------------------------------

11. Differences Between Canadian and United States Generally Accepted Accounting Principles-Continued.

Stock Based Compensation - Continued

                                              1998           1997
                                         -------------------------------------
NET INCOME
 Net loss for the year-based on
    Canadian GAAP                          $         (366,426) $    (557,907)
 Charge to operations representing
      the difference between the market
      price of the stock options and the
      exercise price of the options                   (30,000)       (40,700)
                                                   ----------       --------
Net loss for the year-based on U.S. GAAP   $         (395,426) $    (598,607)
                                                   ==========       ========
LOSS PER SHARE
   Net loss per common share - based
      on U.S. GAAP                         $            (0.19) $       (0.41)
                                                   ==========       ========

RETAINED EARNINGS     The cumulative effect
of the application of U.S. GAAP on
the deficit of the company would be:

Deficit beginning of year - based
       on Canadian GAAP                    $       (4,293,441) $  (3,735,534)
Charge to operations representing the
 difference between the market price of
 the stock options and the exercise price
 of the stock options for previous years              (40,700)            -
Deficit beginning of year - based
    on U.S. GAAP                                   (4,334,141)    (3,735,354)
Net loss for the year-based on US GAAP               (395,426)      (598,607)
                                                   ----------     -----------
Deficit end of year-based on US GAAP       $       (4,729,567) $  (4,334,141)
                                                   ==========     ==========

SFAS No. 123 requires disclosure of a summary of the status of the Company's options as of June 30, 1998, and changes during the year ended on that date. That additional disclosure is presented below:

                                                               Weighted-
                                                                Average
June 30, 1998                                    Shares     Exercise Price
------------------------------------------------------------------------------
Outstanding at beginning of year                  185,000   $   1.82
Granted during the year                            40,000       1.40
Exercised                                               -          -
Cancelled                                               -          -
                                                  -------       ----
Outstanding at end of year                        225,000   $   1.75
                                                  =======       ====

Options exercisable at end of year                225,000   $   1.75

Weighted-average fair value of options granted during the year:

     Below market                $   -
      At market                  $   1.40
      Above market               $   -

------------------------------------------------------------------------------
Aztek Technologies Inc.
Notes to Consolidated Financial Statements

June 30, 1998 and 1997
------------------------------------------------------------------------------
11. Differences Between Canadian and United States Generally Accepted Accounting Principles-Continued

     Stock Based Compensation-Continued


     The following table summarizes information about non-plan options outstanding at June 30, 1998.

                        Options Outstanding                Options Exercisable
                            Weighted
               Number        Average       Weighted       Number      Weighted
Range of     Outstanding    Remaining      Average      Exercisable    Average
Exercise     at June 30,   Contractual     Exercise      at June 30,  Exercise
 Prices         1998           Life         Price          1998         Price
------------------------------------------------------------------------------
$  1.82         185,000       0.70 years    $  1.82          185,000  $  1.82
$  1.40          40,000       0.20 years    $  1.40           40,000  $  1.40


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